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                                                                  Ex-99.(4)(c)

                          UBS CASHFUND INC.
                    SUB-ADMINISTRATION CONTRACT

     Agreement made as of April 1, 2006, between UBS FINANCIAL SERVICES INC. ("UBS Financial Services"), and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. ("UBS Global Americas"), each being a Delaware corporation.

     WHEREAS, UBS Financial Services has entered into an Investment Advisory and Administration Contract dated April 1, 2006 ("Advisory Contract"), with UBS Cashfund Inc. ("Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, under the Advisory Contract UBS Financial Services has agreed to provide certain administrative services to the Fund; and

     WHEREAS, UBS Financial Services wishes to retain UBS Global Americas as a sub-administrator to provide such administrative services to UBS Financial Services and the Fund, and UBS Global Americas is willing to render such services as described herein upon the terms set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

     1. APPOINTMENT. UBS Financial Services hereby appoints UBS Global Americas as sub-administrator, and UBS Global Americas accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

     2. SERVICES AND DUTIES OF UBS GLOBAL AM. UBS Global Americas will assist in administering the affairs of the Fund, subject to the supervision of the Fund's Board of Directors ("Board") and UBS Financial Services, and further subject to the following understandings:

     (a) UBS Global Americas will supervise all aspects of the operation of the Fund except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of affairs of the Fund.

     (b) In all matters relating to the performance of this Contract, UBS Global Americas will act in conformity with the Fund's Articles of Incorporation, By-Laws, and with the instructions and directions of the Fund's Board and UBS Financial Services and will conform to and comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal or state laws and regulations.

     (c) UBS Global Americas will provide the Fund with such administrative and clerical personnel (including officers of the Fund) as are reasonably deemed necessary or advisable by the Board and UBS Financial Services, and UBS Global Americas will pay the salaries of all such personnel.

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     (d)  UBS Global Americas will provide the Fund with such administrative and clerical services as are reasonably deemed necessary or advisable by the Board and UBS Financial Services, including the maintenance of certain of the books and records of the Fund.

     (e) UBS Global Americas will arrange, but not pay for, the periodic preparation, updating, filing and dissemination (as applicable) of the Fund's Registration Statement, proxy material, tax returns and reports to shareholders of the Fund and the Securities and Exchange Commission. As used in this Contract, the term "Registration Statement" shall mean the currently effective registration statement of the Fund and any supplements thereto under the Securities Act of 1933, as amended, and 1940 Act.

     (f) UBS Global Americas will provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

     3. ADMINISTRATIVE DUTIES RETAINED BY UBS FINANCIAL SERVICES. UBS Financial Services will continue to provide to the Fund the services described in subparagraphs 3(f), 3(g) and 3(h) of the Advisory Contract.

     4. SERVICES NOT EXCLUSIVE. UBS Global Americas' services hereunder are not deemed to be exclusive, and UBS Global Americas is free to render advisory, administrative or other services to other funds or clients so long as UBS Global Americas' services under this Contract are not impaired thereby.

     5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, UBS Global Americas agrees that all records it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request.

     6. EXPENSES. During the term of this Contract, UBS Global Americas will pay all expenses incurred by it in connection with its services under this Contract.

     7. COMPENSATION. For the services provided and expenses assumed pursuant to this Contract, UBS Financial Services will pay UBS Global Americas and UBS Global Americas will accept as full compensation a percentage of the fee received by UBS Financial Services pursuant to the Advisory Contract, such percentage to be equal to, on an annual basis, 0.02% of the Fund's average daily net assets, such compensation to be paid monthly.

     8. LIMITATION OF LIABILITY. UBS Global Americas will not be liable for any error of judgment or mistake of law or for any loss suffered by UBS Financial Services or by the Fund or the shareholders of the Fund in connection with the performance of this Contract, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Contract.

     9. DURATION AND TERMINATION. This Contract will become effective upon the date hereabove written and shall continue in effect thereafter until terminated by UBS Financial Services, UBS Global Americas or the Fund upon 60 days' written notice to the others. This

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Contract will terminate automatically upon any termination of the Advisory
Contract between UBS Financial Services and the Fund.

     10. AMENDMENT OF THIS CONTRACT. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     11. MISCELLANEOUS. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, or rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

                                         UBS FINANCIAL SERVICES INC.

Attest /s/ Robert Zakem                  By /s/ Stephen Roussin
Name: Robert Zakem                       Name: Stephen Roussin
Title:  Executive Director               Title: Managing Director & Head of ICS

                                         UBS GLOBAL ASSET MANAGEMENT (AMERICAS)
                                         INC.

Attest /s/ Eric Sanders                  By /s/ Keith A. Weller
Name: Eric Sanders                       Name: Keith A. Weller
Title: Director & Associate              Title: Executive Director & Sr. Assoc.
  General Counsel                           General Counsel.


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